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EXHIBIT 99

CONTACTS:		FOR IMMEDIATE RELEASE
Investors:	Media:
Matt Maddox	Robert Stewart
702.699.5269	702.699.5043

Park Place reports financial results
for third quarter of 2001

    LAS VEGAS, October 31, 2001—Park Place Entertainment Corporation (NYSE: PPE) today reported adjusted net income of $17 million, or $0.06 per diluted share, for the quarter ended September 30, 2001. That compares to adjusted net income of $68 million, or $0.22 per diluted share, for the third quarter of 2000. Adjusted net income represents net income before pre-opening expenses, asset dispositions and impairments.

    Cash earnings (net income before pre-opening expenses, asset dispositions, impairments and goodwill amortization) for the third quarter were $0.10 per diluted share, compared to $0.26 per diluted share in the same period last year. The Company recorded a net loss for the quarter of $101 million, after recording one-time charges primarily related to the write-down of the Las Vegas Hilton, the write-off of the Aladdin Senior Discount Notes and the sale of the Flamingo Reno.

    In the third quarter, the Company generated net revenues of $1.22 billion and EBITDA of $259 million. That compares to $1.25 billion in net revenues and $338 million in EBITDA in the year-ago quarter.  EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening expense, asset dispositions and impairments.

    The third quarter earnings shortfall was due primarily to a $45 million decline in revenue in the Western Region coupled with increased expenses. The revenue shortfall was a product of the decline in travel and leisure spending after the September 11th terrorist attacks as well as a 2 percentage point decline in table hold at the Company's Las Vegas properties. As a result, the Western Region posted a $61 million decline in EBITDA from last year's third quarter.

    Park Place's geographic diversity helped offset poor market conditions in Las Vegas during September. The Company experienced quarter over quarter EBITDA growth at both Caesars Indiana and Grand Gulfport, and also maintained relatively strong cash flows in Atlantic City. These three markets accounted for approximately 63% of the Company's EBITDA for the third quarter of 2001, compared to 48% in the third quarter of 2000.

    For Park Place properties outside of Nevada, cash flow for the quarter was down approximately 10%, compared to the third quarter of 2000. Cash flow for the Nevada properties was off 50%.

    "The events of September 11 had a serious impact on our third quarter business, particularly in Las Vegas," said Park Place Chief Executive Officer Thomas E. Gallagher. "The good news is that our wide reach into regional gaming markets across the country helped cushion the blow and will continue to help us going forward. We've also begun to see some improvement in our Las Vegas business, particularly on weekends.

    "The entire travel and resort industry will continue to face challenges in the immediate future, but Park Place is well positioned to manage through this difficult time given our geographic and customer diversity," Gallagher added.

    The Company announced in September that it has postponed construction of a new $475 million hotel tower at Caesars Palace Las Vegas to conserve capital and redesign the project to achieve greater operating efficiencies and a better return on investment. The Company is continuing its Colosseum project at Caesars Palace, a 4,000-seat concert venue now budgeted at $95 million, that is scheduled to open with Celine Dion in March 2003. "The Colosseum is an important part of our core strategy to enhance Park Place's overall entertainment product," Gallagher said.

    Other highlights from the quarter include:

  •
  Opened a 500-room hotel tower in late August at Caesars Indiana

  •
  Reached an agreement to sell the Flamingo Reno

  •
  Caesars Indiana and Grand Gulfport EBITDA up over last year by 7% and 9%, respectively

  •
  Paid down $75 million in debt

  •
  Invested $51 million in new unit projects

  •
  Issued $425 million in Senior Notes at 7.5% for an 8 year term to pay down bank debt

Eastern Region

    Eastern Region fundamentals remained strong throughout the third quarter as gaming volumes rebounded following the September 11th terrorist attacks. The region generated $136 million in EBITDA for the third quarter 2001 versus EBITDA of $138 million last year. The Company's third quarter operating results were also enhanced by the June 1st addition of the Claridge Hotel and Casino to Park Place's portfolio of properties.

    Caesars Atlantic City produced EBITDA of $51 million in the third quarter of 2001 versus $55 million in 2000. Bally's Atlantic City reported $55 million for the third quarter of 2001 versus $58 million for the third quarter of 2000. The Atlantic City Hilton earned EBITDA of $23 million for the third quarter of 2001 compared to $24 million in the year-ago quarter. The declines in EBITDA at the properties were primarily due to lower levels of play associated with the business disruption from the September 11th attacks.

    The Company's results in Atlantic City have continued to normalize during the month of October as slot and table volumes for the first four weeks of October were down approximately 1% versus last year. However, gaming revenue was down approximately 4% in the first four weeks of October compared to last year due to a lower table hold percentage.

Western Region

    The Western Region reported $60 million in EBITDA for the third quarter of this year compared to $121 million last year. The EBITDA decline was primarily due to the overall business disruption associated with the September 11th attacks as well as a low hold percentage in Las Vegas, which compounded the region's EBITDA shortfall.

    Paris/Bally's Las Vegas reported EBITDA of $30 million this quarter versus $46 million in the third quarter of 2000. The property generated $30 million in EBITDA through September 10th and operated at break-even for the last 20 days of the quarter.

    Caesars Palace generated EBITDA of $3 million, significantly down from last year's $26 million. The property's operations were not only impacted by the September 11th attacks but also a 3 percentage point lower table hold versus last year as well as higher marketing costs associated with high-end table play. By normalizing hold at last year's level, the property would have generated approximately $12 million more in gaming revenues.

    Flamingo Las Vegas reported EBITDA of $20 million in the third quarter of 2001 compared to $25 million last year, while the Las Vegas Hilton recorded an EBITDA loss of $5 million in the third quarter of 2001 versus a loss of $1 million last year.

    The Company experienced positive trends in Las Vegas during the first four weeks of October. Occupancy levels exceeded 95% each weekend in October, with the average daily rate down 3% versus the same weekends last year. However, the Company's weekday occupancy levels in Las Vegas during the first four weeks of October were approximately 84% versus last year's occupancy of 95%. Average daily rates this October were down approximately 5% versus last year's rates.

    From a gaming standpoint, table volumes were up approximately 13% during the first four weeks of October in Las Vegas versus last year while slot volumes were down approximately 7% versus last year. The Company is also continuing to focus on opportunities to reduce operating costs throughout the Las Vegas properties.

    "We have been very focused on reducing our variable costs throughout the Company without jeopardizing the customer experience," said Wally Barr, executive vice president and chief operating officer. "These cost saving measures will help push more revenue to the bottom line going forward."

Mid-South Region

    The Mid-South Region also experienced lower gaming volumes immediately after the attacks, however visitation rebounded close to pre September 11th levels by the end of the quarter. For the second straight quarter, Grand Gulfport and Caesars Indiana generated EBITDA increases versus last year's results. However, the continued competitive pressure at the Tunica properties and a low hold percentage at Grand Biloxi resulted in a 14% regional decline in EBITDA from $64 million in the third quarter of 2000 to $55 million this year.

    Caesars Indiana recorded a 14% improvement in revenues to $57 million and a 7% improvement in EBITDA to $15 million during the third quarter of 2001. The increases were driven primarily by the addition of the new 500-room hotel that opened in late August. The $70 million hotel was completed on time and on budget.

    On the Gulf Coast, Grand Gulfport generated a 9% increase in EBITDA from $11 million in the third quarter of 2000 to $12 million in 2001 as the property continued to successfully market itself as a locals' destination.

    The Grand Biloxi generated $12 million in EBITDA this quarter versus $19 million for the third quarter of 2000. The property's results were impacted by lower gaming volumes post September 11th and a 2 percentage point lower table hold during this year's third quarter.

    Grand Tunica reported EBITDA of $10 million for the three months ended September 30, 2001 compared to $12 million for the three months ended September 30, 2000. The property's table game volumes were essentially flat with last year, however, slot volumes declined 14% in this quarter versus last year due to the competitive situation in Tunica.

    During the first four weeks of October the Mid-South Region's gaming volumes declined 2% compared to the same period last year.

International

    On a combined basis, third quarter 2001 EBITDA from the Company's non-U.S. properties decreased 18% from $28 million to $23 million this year. The lower results were partially due to foreign currency translations as well as a reduction in visitation to the Canadian-based casinos that the Company manages due to tighter border control.

Corporate Items

    In the third quarter, Park Place Entertainment paid down $75 million in bank debt, invested $51 million in growth capital projects and repurchased approximately 1 million shares at $10.46 per share. All share repurchases during the quarter were made prior to the September 11th attacks.

    The Company has not purchased any shares since September 11th, however, 2.3 million options were exercised during the quarter providing approximately $20 million in proceeds to the Company. Over the last twelve months the former CEO's Estate has exercised approximately 7.2 million options, all of which would have expired on October 19, 2001. The Estate has remaining options to purchase an additional 6.0 million shares, however, those options do not expire until October 2005.

    "We continue to manage our business to maximize free cash flow to pay down debt and position ourselves for the future," said Scott LaPorta, executive vice president and chief financial officer. "Through the third quarter of this year we have aggressively paid down bank debt by $161 million and we have invested $155 million in exciting growth projects, such as the Caesars Indiana hotel, which is already enhancing the cash flows of our Company."

    Additionally, the Company announced on October 5th that it had entered into an agreement to sell the Flamingo Reno casino/hotel to a subsidiary of Capital One, LLC. The Company anticipates that the sale will close in early November.

Asset Writedowns

    During the third quarter the Company recorded $175 million in non-cash write-downs and write-offs primarily associated with the Las Vegas Hilton, Flamingo Reno, and an investment in Aladdin Discount Notes.

    The Company recorded a $124 million non-cash loss associated with its write down of the Las Vegas Hilton as it continues to reposition the property in the Las Vegas market. A non-cash loss of $19 million was recorded in relation to the proposed Flamingo Reno sale.

    In addition, the Aladdin Hotel and Casino operating company filed for bankruptcy in September. Due to that event, Park Place decided to write off its $29 million investment in the Aladdin holding company Discount Notes.

    Park Place Entertainment is the world's largest gaming company and owns, manages or has an interest in 28 gaming properties operating under the Caesars, Bally's, Paris, Flamingo, Grand Casinos and Hilton brand names with a total of 2 million square feet of gaming space, over 28,000 hotel rooms and approximately 60,000 employees worldwide.

    Additional information on Park Place Entertainment can be accessed through the Company's 24-hour investor relations service. Individuals may call toll-free 1-877-PPE-NYSE (1-877-773-6973) or visit www.parkplace.com to obtain the latest Company news and stock price information, or to request information by email, fax or postal mail delivery.

    NOTE: This press release contains "forward-looking statements", intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, or free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new products or services, statements of belief, and statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the Company's future performance are described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001. These reports may be viewed free of charge at the following website: www.sec.gov.

PARK PLACE ENTERTAINMENT
Summary Income Statement
(Amounts in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Net revenue	$1,222	$1,247	$3,621	$3,673
Operating costs and expenses	948	896	2,697	2,636
Depreciation and amortization	133	115	394	375
Pre-opening expense	1	1	2	2
Non-recurring items	175	—	175	37

Operating profit (loss) before corporate expense	(35)	235	353	623
Corporate expense	15	13	40	37

Operating income (loss)	(50)	222	313	586
Net interest expense	96	107	294	321

Income (loss) before taxes and minority interest	(146)	115	19	265
Income tax provision (benefit)	(45)	47	25	114
Minority interest, net	—	1	2	1

Net income (loss)	$(101)	$67	$(8)	$150

Net income per share, before pre-opening expense and non-recurring items
Basic	$0.06	$0.23	$0.37	$0.58
Diluted	$0.06	$0.22	$0.37	$0.57
Net income (loss) per share
Basic	$(0.34)	$0.22	$(0.03)	$0.50
Diluted	$(0.34)	$0.22	$(0.03)	$0.49
Cash earnings per share, before pre-opening expense and non-recurring items
Basic	$0.10	$0.27	$0.51	$0.71
Diluted	$0.10	$0.26	$0.51	$0.70
Weighted average shares outstanding
Basic	299	300	298	302
Diluted	299	308	298	309

PARK PLACE ENTERTAINMENT
Property Operating Information
(Amounts in millions)
(unaudited)

	Revenues				EBITDA(1)
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000	2001	2000	2001	2000
WESTERN REGION
Paris/Bally's	$153	$164	$506	$507	$30	$46	$140	$154
Caesars Palace	105	115	369	377	3	26	68	94
Flamingo Las Vegas	70	75	225	236	20	25	77	88
Las Vegas Hilton	48	58	175	208	(5)	(1)	17	29
Other	106	115	301	306	12	25	43	62

	482	527	1,576	1,634	60	121	345	427
EASTERN REGION
Bally's Atlantic City	156	160	437	442	55	58	136	144
Caesars Atlantic City	141	139	378	382	51	55	122	127
Atlantic City Hilton	85	88	244	248	23	24	56	61
Other	44	2	61	7	7	1	12	4

	426	389	1,120	1,079	136	138	326	336
MID-SOUTH REGION
Grand Biloxi	63	69	185	190	12	19	44	51
Caesars Indiana	57	50	162	145	15	14	44	38
Grand Gulfport	50	50	145	145	12	11	37	34
Grand Tunica	58	65	170	192	10	12	32	42
Other	49	52	150	162	6	8	25	29

	277	286	812	834	55	64	182	194
INTERNATIONAL	37	45	113	126	23	28	71	80
CORPORATE	—	—	—	—	(15)	(13)	(40)	(37)

TOTAL	$1,222	$1,247	$3,621	$3,673	$259	$338	$884	$1,000

(1)
EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening expense and non-recurring items.

PARK PLACE ENTERTAINMENT
Statistical Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
WESTERN REGION
Average Daily Rate	$83	$83	$91	$88
Occupancy Percentage	90%	94%	92%	93%
Table Hold Percentage	13%	15%	15%	15%
EASTERN REGION
Average Daily Rate	$100	$104	$93	$94
Occupancy Percentage	98%	99%	98%	97%
Table Hold Percentage	15%	14%	15%	15%
MID-SOUTH REGION
Average Daily Rate	$58	$54	$58	$53
Occupancy Percentage	92%	97%	92%	94%
Table Hold Percentage	16%	16%	16%	16%
INTERNATIONAL
Average Daily Rate	$83	$89	$83	$92
Occupancy Percentage	67%	66%	69%	70%
Table Hold Percentage	17%	18%	17%	17%

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EXHIBIT 99
Park Place reports financial results for third quarter of 2001
PARK PLACE ENTERTAINMENT Summary Income Statement (Amounts in millions, except per share amounts) (unaudited)
PARK PLACE ENTERTAINMENT Property Operating Information (Amounts in millions) (unaudited)
PARK PLACE ENTERTAINMENT Statistical Highlights